Exhibit 99.1

Press Release New York

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S ANNOUNCES 2009 THIRD
QUARTER AND FIRST NINE MONTHS RESULTS

•     November Impressionist and Modern Art Evening Sale Brings $181.8 million,
Exceeding the Pre-Sale High Estimate of $163.6 million

•     Third Quarter and First Nine Months Expenses Reduced Dramatically

•     49% Improvement in Third Quarter Auction Commission Margin

November 5, 2009, New York -- Sotheby’s (NYSE: BID) today announced results for the third quarter and nine months ended September 30, 2009.

For the quarter ended September 30, 2009, Sotheby’s reported revenues of $44.9 million, a $31.0 million, or 41%, decrease from the prior period. This decrease is primarily due to an 80% decline in net auction sales attributable to the movement of the summer London Contemporary Art sales from the third quarter of 2008 to the second quarter of 2009 (net sales of $208 million in the third quarter of 2008), the absence of the prior year’s Damien Hirst single-owner sale in London (net sales of $176 million in the third quarter of 2008) as well as the impact of the downturn in the global economy which continued to negatively impact sales across most collecting categories. The lower level of third quarter revenues is partially offset by a 750 basis point, or 49%, improvement in auction commission margin, from 15.2% in the third quarter of 2008 to 22.7% in the current period, as a result of management’s revenue enhancement strategies and a change in sales mix. Also positively impacting revenues is a $45.5 million reduction in principal activities losses over the period due to the significant level of auction guarantee losses in 2008 that did not recur in the current quarter. The Company continues to significantly limit its use of auction guarantees.

Operating loss for the third quarter of 2009 is ($38.3) million, a $19.1 million, or 33%, improvement when compared to the prior year, primarily due to a $50.1 million, or 38%, reduction in expenses, driven by the Company’s cost reduction initiatives and a lower level of net auction sales during the period. Also contributing to the operating loss improvement is the previously mentioned reduction in principal activities losses.

Net loss for the third quarter of 2009 is ($57.8) million, or ($0.89) per share, compared to ($47.0) million, or ($0.73) per share, for the prior period. This decrease is largely due to the aforementioned decrease in operating revenues, as well as a higher income tax provision in the current period resulting in expense of $10.8 million in the third quarter of 2009 compared to a benefit of $21.2 million in the prior year.

Because of the seasonal nature of the art auction market, Auction Sales in the third quarter have historically represented only approximately 7%-10% of annual Auction Sales, and the third quarter has historically been a loss period for the Company. As a result, third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

For the nine months ended September 30, 2009, net loss was ($80.1) million, or ($1.23) per share, compared to net income of $35.8 million, or $0.53 per share, in the prior year. This decline is primarily due to a 49% decrease in revenues, attributable to a 70% decline in net sales, as well as a significant increase in the Company’s effective income tax rate. The lower level of current year results are partially offset by a $137.8 million, or 31%, reduction in expenses during the first nine months of 2009, as well as $51.5 million in auction guarantee losses recognized in the prior year that were not repeated in 2009. Excluding restructuring charges in 2009 and a non-recurring benefit recorded in 2008, adjusted total expenses decreased $167.2 million*, or 36%*, when compared to the prior year.

Bill Sheridan, Chief Financial Officer of Sotheby’s explained: “The unusual effective tax rate for both periods continues to be caused by the mix of our earnings and losses amongst

Sotheby’s domestic and overseas operations, deferred tax valuation allowances, as well as the exaggerated impact of non-deductible expenses in an environment of lower full year results over the periods. We anticipate the effective tax rate will be less volatile in future years as earnings return to more normalized levels.”

“The art market is clearly in a better place than it was last autumn and the early spring of this year,” said Bill Ruprecht, President and Chief Executive of Sotheby’s. “We see this in improved consignments, improved results, improved sell through rates and improved confidence and these are all very encouraging indicators.

“Before taxes, our third quarter loss actually improved by 31%, from ($68.7) million a year ago to ($47.1) million in 2009,” continued Mr. Ruprecht. “Additionally, we are on track to exceed the cost savings of $160 million in 2009 as compared to 2008, a target we committed to when the economic shocks of last fall reverberated around the world and severely impacted our business. We have also continued our focus on revenue enhancement strategies as evidenced by the continued increase in auction commission margins to 22.7% in the third quarter of 2009. This is a 49% increase from the prior period and brought an incremental $9.7 million or 22% of total revenues for the period.

Mr. Ruprecht continued: “In the second half of 2009 to-date, net auction sales have averaged a significantly higher percentage of presale low estimates as compared to results in the first half of this year, and a number of our sales thus far this fourth quarter have had especially successful results. Our Hong Kong sales last month brought $167 million, at the pre-sale high estimate, and well above the same series last year. Almost two thirds of our auctions in October have come in at or above the pre-sale high estimate and just this week our Russian sale in New York brought $13.8 million and our evening sale of Impressionist and Modern Art in New York totaled $181.8 million, both significantly above their high estimates.

“The results from last night’s Impressionist and Modern Art sale are remarkable and a clear vote of confidence for the art market. Bidding was fiercely competitive driving 64% of the lots sold to exceed their high estimates. Throughout the year, we have consistently seen an enormous appetite for works of great quality and yesterday’s results were a clear testament to that trend.”

Third and Fourth Quarter Sales
This week, Sotheby’s Impressionist and Modern Art evening sale in New York brought an outstanding $181.2 million, above the high estimate of $163.6 million – the first time since May 2006 that an Impressionist and Modern Art sale in New York exceeded the pre-sale high estimate – and with a strong lots sold percentage of 85%. The sale was led by Alberto Giacometti’s beautiful sculpture L’Homme Qui Chavire which brought $19.3 million, well above the pre-sale estimate of $8/$12 million. Five works sold for more than $5 million and two records at auction were achieved, each significantly surpassing its high estimate – André Derain’s Barques au port de Collioure brought $14.1 million against the pre-sale estimate of $6/$8 million and Kees Van Dongen’s Jeune Arabe brought $13.8 million against the pre-sale estimate of $7/$10 million.

In October, Sotheby’s fall Hong Kong sales brought $167.1 million, at the high end of the pre-sale estimate of $123/$167 million, with virtually every auction exceeding pre-sale expectations and both wine sales 100% sold. This was the third highest total ever for a series of sales at Sotheby’s Hong Kong and 88% above the spring 2009 series total. Highlighting the series was the Fine Chinese Ceramics and Works of Art sale which brought $54.5 million and included a world record at auction for any Chinese Furniture, An Outstanding Imperial Carved Zitan “Dragon” Throne from the Qianlong period, which sold for $11 million (pre-sale estimate of $3/$4 million).

In London last month, Sotheby’s Contemporary Art and 20th Century Italian Art sales brought a combined $32.8 million, near the high end of the pre-sale estimate of $25/$35 million. The top lot of the sales was Jean Michel-Basquiat’s Fuego Flores for $1.6 million and seven new artist records were achieved during the sales.

Earlier this week in New York, Sotheby’s Russian Art sale brought a strong $13.8 million, well above the pre-sale high estimate of $9.7 million. The highlight of the sale was a rare portrait of Peter the Great which sold for an extraordinary $1.3 million, many multiples of its estimate of $80,000/$120,000.

Last month, Sotheby’s fall sale of Important Jewels in New York exceeded the pre-sale high estimate of $12.3 million, bringing $13.8 million. The star of the sale was a pear-shaped 29.53 carat D-color, potentially flawless, type IIa, diamond ring, which brought a total price of $3.5 million, well above the pre-sale estimate of $1.8/2.2 million and over $118,000 per carat.

Upcoming Sales
Next week, Sotheby’s New York will hold its Contemporary Art series which has a combined pre-sale estimate of $99/$142 million and is highlighted by Andy Warhol’s 200 One Dollar Bills (estimate of $8/$12 million) which is from his first series of silkscreen paintings and has not been seen in public since Sotheby’s sale of the Estate of Robert C. Scull in 1986. Other highlights include David Hockney’s California Art Collector, Jasper Johns’ Gray Numbers of 1957 and Willem de Kooning’s Untitled XV (estimates of $5/$7 million each).

In London next week, Sotheby’s will present the collection of the renowned actor, director and film producer Lord Richard Attenborough and his wife, Lady Attenborough. The sale is made up of a fine selection of works from some of the leading British artists of the 20th Century and is expected to bring in excess of $3.2 million. The highlight of the sale is Old Houses by LS Lowry which is estimated at $500,000-$840,000.

In Geneva on November 17th, Sotheby’s will hold its Magnificent Jewels sale which has a pre-sale estimate of $30 million and is highlighted by an array of rare colored diamonds, including a Magnificent Fancy Vivid Blue Pear-Shaped Modified Brilliant-Cut Diamond weighing 5.96 carats (estimate of $5.5/$7.5 million) and a Cushion Modified Brilliant-Cut Vivid Green Diamond weighing 2.52 carats, which is the largest vivid green diamond ever to appear at auction (estimate of $3/$5 million).

*Non-GAAP financial measure. See Appendix B for a reconciliation of the non-GAAP financial measures in this release to the comparable GAAP amounts.
Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the success of our cost savings initiatives, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-Q for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Thursday, November 5, 2009, at 4:45 PM EST. Domestic callers should dial: 866-219-5885 and international callers should dial: 703-639-1124. The call reservation number is 1409863.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Revenues:
Auction and related revenues	$40,000	$62,289	$236,985	$460,620
Finance revenues	2,240	3,687	6,904	10,849
Dealer revenues	1,834	8,396	19,635	49,872
License fee revenues	764	1,174	2,313	2,683
Other revenues	88	427	838	1,371
Total revenues	44,926	75,973	266,675	525,395

Expenses:
Direct costs of services	2,846	14,306	26,515	63,025
Dealer cost of sales	981	14,604	21,487	55,201
Marketing expenses	1,711	3,989	7,678	14,935
Salaries and related costs	43,137	52,861	140,453	185,935
General and administrative expenses	28,582	41,244	89,386	131,036
Depreciation and amortization expense	5,467	6,317	15,926	18,534
Antitrust related matters	-	-	-	(18,385)
Restructuring charges (net)	493	-	11,012	-
Total expenses	83,217	133,321	312,457	450,281

Operating (loss) income	(38,291)	(57,348)	(45,782)	75,114

Interest income	860	3,152	4,011	7,128
Interest expense	(11,601)	(11,824)	(34,186)	(27,320)
Extinguishment of debt	-	(2,477)	1,039	(2,477)
Write-off of credit facility amendment fees	(2,489)	-	(3,750)	-
Other income (expense)	4,423	(228)	590	(1,399)

(Loss) income before taxes	(47,098)	(68,725)	(78,078)	51,046
Equity in earnings of investees, net of taxes	113	445	204	1,982
Income tax expense (benefit)	10,813	(21,234)	2,235	17,269

Net (loss) income	($57,798)	($47,046)	($80,109)	$35,759

Basic (loss) earnings per share - Sotheby’s common shareholders	($0.89)	($0.73)	($1.23)	$0.53

Diluted (loss) earnings per share - Sotheby’s common shareholders	($0.89)	($0.73)	($1.23)	$0.53

Weighted average basic shares outstanding	65,295	64,719	65,152	64,593

Weighted average diluted shares outstanding	65,295	64,719	65,152	65,687

Cash dividends paid per common share	$0.05	$0.15	$0.25	$0.45

Note: Results for the three and nine months ended September 30, 2008 have been adjusted to reflect the required retrospective application of a new accounting rule related to convertible debt that was adopted in 2009. Please refer to Note 1 to the Condensed Consolidated Financial Statements as included in Sotheby’s September 30, 2009 Form 10-Q for additional details.

APPENDIX B

SOTHEBY’S RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to “adjusted” non-GAAP financial measures. Adjusted Total Expenses is not a GAAP financial measure and should not be considered as an alternative to Total Expenses calculated in accordance with GAAP. Management believes that the use of the non-GAAP financial measures presented in this release enables management and investors to evaluate, and compare from period to period, the Company’s results from operations in a more consistent manner. Management also utilizes the non-GAAP financial measures presented in this release in analyzing the Company’s performance. A reconciliation of the non-GAAP financial measures used in this release to the comparable GAAP amounts is included below (in thousands of dollars).

	Nine Months Ended September 30,		Favorable/(Unfavorable)
	2009	2008	$ Change	% Change

Total Expenses - GAAP	$312,457	$450,281	$137,824	31%

Adjustments:
Antitrust related matters (Note 1)	-	18,385
Restructuring charges	(11,012)	-
Adjusted Total Expenses	$301,445	$468,666	$167,221	36%

Note 1: Represents a benefit of $18.4 million recognized in the second quarter of 2008 as a result of the reversal of the remaining liability for discount certificates that were issued by the Company in 2003 in conjunction with the settlement of antitrust related civil litigation.